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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549




                                    FORM 8-K


                                 CURRENT REPORT



PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:       FEBRUARY 10, 1998




                                    MTL INC.
             (exact name of registrant as specified in its charter)


        FLORIDA                      0-24180                     59-3239073
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(State or other jurisdiction)  (Commission File No.)           (IRS Employer
                                                             Identification No.)


3108 CENTRAL DRIVE, PLANT CITY, FLORIDA                 33567
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(Address of principal executive offices)              (zip code)


Registrant's telephone number, including area code:    813-754-4725
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ITEM 5.  OTHER EVENTS

On February 10, 1998 MTL Inc. (the "Company") entered into an agreement with Sombrero Acquisition Corporation ("Sombrero"), an affiliate of Apollo Management LP ("Apollo") pursuant to which Sombrero will merge with the Company. According to the terms of the merger agreement, shareholders of the Company will receive $40.00 per share in cash. At the option of Apollo, however, up to $1.60 of the purchase price can be in the form of common stock of the Company. The total transaction value is approximately $250.0 million, including outstanding stock options, fees and approximately $54.0 million of net debt.

The transaction will be subject to the customary conditions including the affirmative vote of the holders of a majority of the outstanding shares of MTL. It is expected that a special meeting of shareholders will be held in May 1998. Sombrero has signed agreements with certain existing shareholders of MTL owning approximately 25% of the outstanding shares of common stock to vote for the transaction.

The Company will be funded by an equity investment of approximately $70.0 million from Apollo and members of the Company's existing management. Approximately $200.0 million of senior subordinated and bank debt will be used to finance the acquisition. Additionally, a $100.0 million revolving credit facility will be available to the Company for working capital and acquisition purposes.

Following the merger transaction, members of MTL's senior management team will continue to serve as management of the Company.

Apollo Management L.P is a private investment partnership that has invested in excess of $7 billion since 1990 in a variety of corporate and real estate transactions.

ITEM 7.  EXHIBIT

   Exhibit No.                                     Item
   -----------                                     ----
     10(a)                                        Copy of Agreement and Plan of
                                                  Merger by and between
                                                  Sombrero Acquisition Corp.
                                                  and MTL Inc.



                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       MTL INC.

                                       (Registrant)



Date:  February 25, 1998               By: /s/  Charles J. O'Brien Jr.
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                                          Charles J. O'Brien Jr.
                                          President and Chief Executive Officer